Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Preferred Securities Fund
Nuveen NWQ Flexible Income Fund
Nuveen Gresham Diversified Commodity Strategy Fund
Nuveen Gresham Long/Short Commodity Strategy Fund

Each a series in Nuveen Investment Trust V

811-01979


We hereby incorporate by reference a new
Investment Advisory Agreement and a new Sub-
Advisory Agreement for each Fund.  The new
Investment Advisory Agreement was filed as Exhibits 99D.1 and 99D.2 under Conformed
Submission Type 485APOS, accession number
0001193125-15-023248, on January28, 2015.  New
Sub-Advisory Agreements for each of the above-listed Funds were filed as Exhibits 99D.3, 99D.4 and 99D.5 in the same filing.